Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into by and between Alignment Healthcare USA, LLC (the “Employer”) and Joseph Konowiecki (the “Employee”) as of this 27th day of December 2023.

WHEREAS, Employer and Employee are parties to that certain Employment Agreement dated as of October 31, 2022 (the “Original Agreement”), pursuant to which Employee has served in an executive role leading strategic network and business development; and

WHEREAS, the parties desire terminate Employee’s employment status and in connection therewith to amend certain terms and conditions of the Original Agreement in accordance with the provisions set forth herein, effective as of December 31, 2023 (the “Effective Date”):

1.
Termination of Employment Status. Employee’s employment as an executive officer of Employer is hereby terminated by mutual agreement under Section 5(c) of the Original Agreement, effective as of the Effective Date. As of the Effective Date, the Original Agreement is hereby terminated, except for any covenants or other obligations of Employer or Employee that survive by their terms (including, without limitation, the provisions set forth in Sections 2 and 3 of this Amendment). For the avoidance of doubt, nothing herein shall be construed to affect Employee’s status as Chairman of the Board or as a member of the Board of Directors (the “Board”) of Alignment Healthcare, Inc. (the “Parent”).
2.
Equity Awards. Notwithstanding anything to the contrary set forth in the Original Agreement or in the applicable equity award agreements between Parent and Employee (“Award Agreements”), (a) vesting of the Equity Awards granted pursuant to the Original Agreement shall not terminate as of the Effective Date and such Equity Awards shall continue to vest on the original schedule set forth in the applicable Award Agreements so long as Employee remains a service provider to Employer, including, without limitation, as a member of the Board; and (b) Employee shall not be entitled to receive the equity award issued under Parent’s Non-Employee Director Compensation Policy (the “Policy”) to other directors for service during the 2023 calendar year. For the avoidance of doubt, this Section 2 shall have no effect on any equity grant issued prior to the date of the Original Agreement.
3.
Cash Bonus. Notwithstanding the termination of employment set forth in Section 1 above, Employer shall pay Employee the amount of the cash bonus, if any, under its annual incentive program (“AIP”) which would have been payable to Employee for employment during calendar year 2023, determined after the end of calendar year 2023 and equal to the amount which would have been payable to Employee if Employee’s employment had not been terminated pursuant to this Amendment (the “2023 Bonus”). For the avoidance of doubt, Employee agrees and acknowledges that payment of the 2023 Bonus will be subject to the holdback and positive or negative adjustments based on the Centers for Medicare & Medicaid Services Star ratings received by Employer’s health plans for the 2025 rating year, as previously approved by the Board. Employee’s 2023 Bonus shall be paid to Employee at the same time at which other senior executives of the Employer receive their 2023 AIP bonuses, with the initial payout made in or about March 2024 and any earned portion of the held-back amount and any positive adjustment paid in or about October 2024.

4.
Employee Acknowledgement; Director Compensation. Employee acknowledges and agrees that as of the Effective Date, except for the matters set forth in Sections 2 and 3 above, Employer will have paid Employee all wages earned, and no additional compensation or benefit is due to Employee as of the Effective Date with respect to Employee’s service as an executive officer of Employer or Parent or for his service during calendar year 2023 as a member of the Board. As of January 1, 2024, Employee shall be compensated for his service on the Board and as Chairman of the Board pursuant to the then-current Policy, in a manner consistent with prior periods.
5.
Defined Terms. Terms used herein and not otherwise defined shall have the meanings set forth in the Original Agreement.
6.
No Other Changes. Except as expressly provided herein, all other terms and conditions of the Original Agreement shall remain unchanged. Except as modified by this Amendment, the surviving provisions of the Original Agreement, including without limitation, Sections 13 (Arbitration), 23 (Choice of Law), 25 (Counterparts) and 26 (Notices), shall apply to this Amendment.
7.
Entire Agreement. This Amendment, together with the Original Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior discussions, negotiations, and agreements, whether oral or written.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALIGNMENT HEALTHCARE USA, LLC

By:	/s/ Christopher J. Joyce
Name:	Christopher J. Joyce
Title:	Chief Legal & Administrative Officer

/s/ Joseph Konowiecki
Joseph Konowiecki, individually

[Signature Page – Amendment to Employment Agreement]